UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2020

Arcadia Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37383	81-0571538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

202 Cousteau Place, Suite 105

Davis, CA 95618

(Address of principal executive offices, including zip code)

(530) 756-7077

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	RKDA	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement

As previously reported, on May 14, 2020, Arcadia Biosciences, Inc. (the “Company”) entered into letter agreements (“Letter Agreements”) with several existing accredited investors to exercise certain outstanding warrants (the “Exercise”) to purchase up to an aggregate of 1,392,345 shares of the Company’s common stock at a reduced exercise price per share of $4.90 (the “Existing Warrants”).  In consideration for the immediate exercise of the Existing Warrants for cash, the exercising holders received new unregistered warrants to purchase up to an aggregate of 1,392,345 shares of common stock (the “New Warrants”) at an exercise price of $4.775 per share and an exercise period of five years from the date of issuance.

The Exercise and the issuance of the New Warrants closed on May 18, 2020. The gross proceeds to the Company from the Exercise were approximately $6.82 million, prior to deducting placement agent fees and estimated offering expenses. The Company issued an aggregate of 1,392,345 shares of common stock pursuant to the Exercise at the closing.

H.C. Wainwright & Co., LLC (“Wainwright”) acted as the exclusive placement agent for the Exercise. Pursuant to a letter agreement dated May 12, 2020, at the closing of the Exercise, the Company issued to Wainwright (or its designees) warrants to purchase up to an aggregate of 69,617 shares of common stock of the Company (the “Placement Agent Warrants”), which equal 5.0% of the aggregate number of shares issued to the investors upon the Exercise. The Placement Agent Warrants have an exercise price of $6.125 per share and otherwise have identical terms to the New Warrants. In addition, the Company has agreed to pay Wainwright an aggregate cash fee equal to 6.0% of the gross proceeds received by the Company from the Exercise and the sale of the New Warrants as well as a management fee equal to 1.0% of the gross proceeds from the Exercise and the sale of the New Warrants and $60,000 for non-accountable expenses and $12,900 for clearing fees.  The Placement Agent Warrants, and the shares issuable upon exercise thereof, will be issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (“Securities Act”).

The foregoing descriptions of the Letter Agreements, the New Warrants and the Placement Agent Warrants are not complete and are qualified in their entirety by reference to the full text of the form of Letter Agreement and the forms of the New Warrant and the Placement Agent Warrant, copies of which are attached as Exhibits 10.1, 4.1 and 4.2, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

Item 3.02. Unregistered Sales of Equity Securities

The information in Item 1.01 above is incorporated herein by reference. The New Warrants and the Placement Agent Warrants described in Item 1.01 above were offered in a private placement pursuant to an applicable exemption from the registration requirements of the Securities Act and, along with the shares of common stock issuable upon the exercise thereof, have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from such registration requirements.

This report shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

4.1	Form of New Warrant issued on May 18, 2020

4.2	Form of Placement Agent Warrant issued on May 18, 2020

10.1	Form of Letter Agreement, dated as of May 14, 2020

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCADIA BIOSCIENCES, INC.
Date: May 18, 2020
By: /s/ Pamela Haley
Name: Pamela Haley
Title: Chief Financial Officer